Exhibit 10.7

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT
(as amended)

THIS LICENSE AGREEMENT (hereinafter referred to as this “Agreement”), effective as of this February 8, 2005 is entered into by and between The Cleveland Clinic Foundation, an Ohio non-profit corporation located at 9500 Euclid Avenue, Cleveland, Ohio 44195 (the “Licensor”), and Greenwich Pharmaceuticals, Inc., a Delaware for-profit corporation located at 787 Seventh Avenue, New York, New York 10019 (the “Company”). Licensor and Company shall individually be referred to as “Party” and collectively referred to as the “Parties.”

WHEREAS, the Licensor owns rights to the research, development and commercialization of intellectual property relating to Sodium Stibogluconate, Pentamidine, analogues of Sodium Stibogluconate and Pentamidine, pentavalent antimony-based compounds and other compounds (collectively, the “Technology”) as claimed in Patent Rights or covered by Know-How (as defined below); and

WHEREAS, the Company is interested in obtaining rights for the use, production, distribution, and marketing of products derived from the Technology, and Licensor is willing to grant such rights so that the Technology may be developed and the benefits enjoyed by the public.

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

1.2 “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than fifty percent (50%) of the directorships or similar positions with respect to such Entity.

1.3 “Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.4 “Company” shall mean Greenwich Pharmaceuticals, Inc., a Delaware corporation.

1.5 “Fair Market Value” shall mean a commercially reasonable price agreed to between a willing buyer and a willing seller in an arm’s length transaction.

1.6 “Field of Use” shall mean all uses.

1.7 “Improvements” shall mean (i) any modifications of a Licensed Process or Licensed Product developed by the Licensor after the date of this Agreement; (ii) any invention (whether patentable or not), information and data developed or discovered after the date of this Agreement that the manufacture, use or sale of which would be reasonably necessary in the manufacturing, use or sale of Licensed Products or Processes or would infringe an issued or pending claim within the Patent Rights.

1.8 “Investigator(s)” shall mean Taolin Yi, Ph.D., members of his laboratory during their respective employment by Licensor, and any Licensor employee acting under Dr. Yi’s direction or control.

1.9 “Know-how” shall mean all tangible information (other than those contained in the Patent Rights) whether patentable or not (but which have not been patented), which are reasonably necessary to practice the Patent Rights or to sell Licensed Compound, Licensed Products or practice Licensed Processes, including formulations, processes and procedures, data, drawings and sketches, in vitro and in vivo data, animal data, laboratory data, observations, designs, testing and test results, regulatory information of a like nature, manufacturing processes developed by Investigators and owned by the Licensor, which Licensor have the right to disclose and license to the Company.

1.10 “Licensed Compound” shall mean, separately, (i) Sodium Stibogluconate; (ii) Pentamidine; (iii) each analogue of Sodium Stibogluconate; (iv) each analogue of Pentamidine, and (v) pentavalent antimony-based compounds; provided, however, such compounds in (i)-(v) are covered under the Patent Rights; and (v) any other compound described in the patent or patent application listed on Exhibit A.

1.11 “Licensed Product(s)” shall mean:

1.11.1 Any product that is covered in whole or in part by Patent Rights in the country in which the product is made, used, leased or sold;

1.11.2 Any product which is manufactured using a process which is covered in whole or in part by Patent Rights in the country in which the process is used;

1.11.3 Any product which is used according to a method or use which is covered in whole or in part by Patent Rights in the country in which the method is used.

1.12 “Licensed Process(es)” shall mean any process, use or method, which is covered, in whole, or in part, by Patent Rights in the country in which the process or method is used.

1.13 “Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company or any of its Affiliates or sublicensees, whether invoiced or not, less only the sum of the following:

1.13.1 Usual trade discounts to customers;

1.13.2 Sales, tariff duties and/or taxes directly imposed and with reference to particular sales;

1.13.3 Amounts allowed or credited on returns or rejections;

1.13.4 Licensed Product or Licensed Process revenues deemed uncollectible and actually written off during the accounting period; and

1.13.5 Outbound transportation prepaid or allowed and transportation insurance.

1.14 “Patent Rights” shall mean all U.S. and foreign patents and patent applications set forth in Exhibit A and:

1.14.1 Any other United States and/or foreign patent applications and/or patents filed on behalf of the Investigators by CCF and owned by CCF that claim priority to any of the patents or applications listed in Exhibit A, together with any and all patents issuing thereon, including continuations, continuations in part, divisionals, reexaminations, extensions, and reissue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications;

1.14.2 U.S. and foreign patents and patent applications claiming Improvements developed in the first year immediately following the Effective Date of this Agreement including any continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions thereof;

1.14.3 Any United States and/or foreign patents issuing from any application or other right listed in this Article 1.14.

1.14.4 Any patent or patent application owned as of the Effective Date by Licensor claiming Licensed Compounds or their use or manufacture that that would be reasonably necessary for the Company to manufacture, use, or sell Licensed Products or Licensed Processes.

1.15 “Territory” shall mean the world.

ARTICLE 2 - GRANT

2.1 Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive license in the Field of Use to practice under the Patent Rights and to utilize the Know-how in the Territory, and (a) to make, have made, use, lease and/or sell the Licensed Products and to practice and have practiced the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided and (b) sublicense to third parties, in accordance with Section 2.2 below, the rights granted under subsection (a) of this Section 2.1. Notwithstanding the foregoing, Licensor reserves the right to practice under the Patent Rights and utilize the Know-How for its own non-commercial research and educational purposes; provided, however, the Licensor shall not conduct any human clinical trials with a Licensed Product without first receiving written permission from Company.

2.2 In accordance with Section 2.1 above, Licensor hereby grants to the Company the right to grant sublicenses to third parties under the license granted hereunder in its sole discretion provided that such sublicenses shall be in writing. Within thirty- (30) days after execution or receipt thereof, as applicable, the Company shall provide Licensor with a copy of each sublicense issued hereunder. Upon termination of this Agreement, any sublicensee shall survive such termination provided that sublicensees agree in writing to fully comply with the terms and conditions this Agreement, provided, further, however, that such sublicensee is in good standing at the time of such termination and that if such sublicensee is not in good standing at the time of termination of this Agreement, the Company shall notify sublicensee of its default and such sublicensee shall have sixty- (60) days to cure any breach of its sublicense agreement. Notwithstanding the foregoing, if Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the sublicensee, the termination may be disputed under the provisions of Article 8.

2.3 The licenses granted in Sections 2.1 may be subject to the rights of the United States Government as set forth in 35 U.S.C. § 200 et seq. If there is any conflict between any Government rights and the rights granted herein, such Government rights shall prevail.

2.4 The Licensor hereby grants to the Company, and the Company hereby accepts, the exclusive right to negotiate for a license, on a worldwide basis in all fields of use, and on commercially reasonable terms, any Improvements developed on or after the first anniversary of the Effective Date of this Agreement through the end of the Term (hereinafter “Follow-on Improvements”). In the event that Licensor files a U.S. patent application on any Follow-on Improvements, Licensor shall under confidentiality notify Company of such Follow-on Improvements prior to discussing a license with any third party. Company shall have no longer than thirty- (30) days immediately following the disclosure of such Follow-on Improvements to notify Licensor in writing of its desire to obtain a license to the Follow-on Improvements. Parties shall enter into good-faith negotiations for a license to the Follow-on Improvements for a period of ninety- (90) days. If within such time period, the Parties are not able to agree upon a license, Licensor shall have no further obligation to Company relating to such Follow-on Improvement.

2.5 The Licensor covenants that it will not, during the term of this Agreement, (a) cause or assist in the assertion, instigation, maintenance or pursuit of any claim or litigation against the Company based on or alleging that the Company’s manufacture, use, or sale of Licensed Processes or License Products infringe on any rights under any patents or patent applications having the Investigator as an inventor and owned by the Licensor as of the Effective Date or (b) enter into a license with respect to or otherwise convey rights under, any of the patents and patent applications listed in Exhibit A to any third party.

2.6 Licensor shall, to the extent permitted by applicable law and regulations, provide the Company with, and/or give the Company access to the following information specifically pertaining to the research and development of the Technology to the extent that such information is reasonably available and accessible to Licensor: (i) copies of all regulatory submissions by the Licensor, its Affiliates, contractors or agents, (ii) copies of or access to all patient records and data (including those held by physicians, care facilities, or clinical trial organizations) to the extent the Licensor has copies thereof or can provide access thereto, (iii) copies of all computer data and reports pertaining to clinical trials, (iv) copies of all adverse event reports, (v) copies of all pre-clinical evaluations, (vi) any clinical trial material in the Licensor’s possession that has not expired, (vii) reasonable storage of and access to biological samples, (viii) physicians, CROs and health care administrators involved in trials, to the extent such persons are available, (ix) all drug manufacture files, if any, along with the right to use manufacturing processes, (x) remaining quantities of any active pharmaceutical ingredient intermediates pursuant to the terms of a supply agreement to be negotiated between the parties and (xi) all other information that the Company may reasonably request from the Licensor. All costs related to the duplication and transfer of such materials shall be borne by the Company. In addition, the Licensor shall assign or, if the Licensor is legally prohibited from assigning or the parties agree to cross-reference, cross-reference to the Company all regulatory filings relating to Licensed Products. To the extent that the Licensor has access to patient records, data, computer files, patient samples or other patient clinical trial information, the Licensor, to the extent permitted by law, on written request by the Company, shall arrange for the Company access to such documents, information, and materials. From time to time during the term of this Agreement, at the request and expense of the Company, the Licensor agrees to execute and deliver to the Company such documents and take such other actions as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby. The Licensor shall reasonably cooperate with the Company and provide the Company with such assistance as reasonably may be requested by the Company, including with respect to the transfer of clinical data and filings with the FDA.

ARTICLE 3 - COMMERCIALIZATION

The Company shall use all commercially reasonable efforts to bring a Licensed Product to market through a thorough, vigorous and diligent program for exploitation of the Technology as timely and efficiently as possible. Such program shall include the preclinical and clinical development of Licensed Products, including research and development, manufacturing, laboratory and clinical testing and marketing. The Company shall continue active, diligent marketing efforts for a Licensed Product throughout the term of this Agreement. Company intends to fund and support ongoing research and clinical development at CCF, provided however, the Company funded research or clinical trials are conducted under the direction and control of the Company and such research and clinical development is in the best interest of commercially developing the compounds as determined by the Company in its sole discretion. Should the Company discontinue such research and clinical development with the Technology at the Cleveland Clinic, such action shall not be deemed a breach of this Agreement

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1 In partial consideration for the License Grant herein, Company will remit to the Licensor a non-creditable, non-refundable fee of Five Hundred Thousand Dollars ($500,000) within fifteen- (15) days of the Effective Date of this Agreement. Additionally, the Company will remit to Licensor [***] Dollars ($[***]) promptly upon execution of this Agreement to reimburse Licensor for accountable out of pocket expenses incurred directly from the filing, prosecuting, and maintaining of the Licensed Patents accrued prior to the execution of the License Agreement.

4.2 Within thirty- (30) days immediately following the first anniversary of the License Agreement and every anniversary thereafter for the duration of the Term, Company would pay Licensor Thirty Five Thousand Dollars ($35,000) (the “Maintenance Fee”). Maintenance Fees will be fully creditable against Earned Royalties payable pursuant to Section 4.1 and Milestone Payments due Licensor within the twelve- (12) months immediately following each payment.

4.3 As further consideration for the license granted hereunder, the Company will make the following one-time milestone payments (each a “Milestone Payment”) to Licensor. The Company will not pay the same milestone twice on any Licensed Product containing a Licensed Compound already developed by the Company. For clarity, should the Company develop a Licensed Product containing Pentamidine, it would not have to pay the Milestone Payment listed below for the development of a subsequent Licensed Product containing Pentamidine, but would only be obligated to pay the Milestone Payment below if such subsequent Licensed Product contains an active ingredient other than Pentamidine and that is not present in a prior Licensed Product. Payments made pursuant to this Section 4.5 shall be credited against Earned Royalties payable pursuant to Section 4.1 and accrued for the same Licensed Product within the twelve (12) months immediately following the payment of such Milestone Payment. Accordingly, the Company shall remit to the Licensor:

4.3.1 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase II clinical trial (or if in a country other than the United States, a regulatory equivalent of a Phase II Clinical Trial) under a Company-sponsored (or sublicensee-sponsored) Investigational New Drug Application (an “IND”) for such Licensed Product;

4.3.2 [***] Dollars ($[***]) upon the first dosing of a patient, with a Licensed Product, in the first Phase III clinical trial (or if in a country other than the United States, a regulatory equivalent of a Phase III Clinical Trial) under a Company sponsored (or sublicensee sponsored) IND for such Licensed Product;

4.3.3 [***] Dollars ($[***]) upon the acceptance for review a Company sponsored (or sublicensee sponsored) New Drug Application (an “NDA”) by the United States Food and Drug Administration (the “FDA”) for such Licensed Product (or if in a country other than the United States, that countries regulatory equivalent on an NDA); and

4.3.4 [***] Dollars ($[***]) upon the final approval by the FDA of a Company-sponsored (or sublicensee-sponsored) NDA for such Licensed Product filed by the Company or its sublicensee (or if in a country other than the United States, that countries regulatory equivalent of an NDA).

For clarity, one time payments due to the Licensor in Sections 4.3.1-4.3.4 above shall be due on the first to occur of a United States and foreign clinical event (as applicable), but in no case both. The Company shall be responsible for notifying Licensor in writing of achievement of the milestones listed above within ten- (10) business days of their occurrence and Milestone Payments shall be due within thirty- (30) days following such written notification.

4.4 During the Term, the Company shall pay to the Licensor royalties equal to [***] percent ([***]%) of annual Net Sales by the Company or its sublicensees resulting from the sale of any Licensed Product by the Company or its sublicensees to an end user (hereinafter “Earned Royalty”).

4.5 No multiple Earned Royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

4.6 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the Fair Market Value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate. In the case of a combination product that includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product. In no event shall Licensor’s Earned Royalty be calculated on a pro rata contribution to a combination product of less than [***] percent ([***]%) of the Net Sales.

4.7  Royalty payments shall be paid in United States dollars at such place as Licensor may reasonably designate consistent with the laws and regulations controlling in the United States and if applicable in any foreign country. If Company is required by law, rule or regulation to withhold taxes from the types of payment due Licensor hereunder, the parties shall (a) deduct those taxes from the amount otherwise remittable to Licensor hereunder, (b) pay such taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of payment to Licensor within fifteen- (15) business days following that payment. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.8 Royalties payable to Licensor shall be paid quarterly on or before March 30, June 30, September 30, and December 31 of each calendar year. Each such payment shall be for unpaid royalties that accrued within or prior to the Company’s most recently completed fiscal quarters.

4.9 No Earned Royalty obligations shall be due with respect to any sale or sublicense covering any Licensed Product in a country if there are no Patent Rights underlying such Licensed Product in such country.

4.10 To the extent that the Company or any Affiliate of the Company is required (i) in its sole discretion after appropriate legal analysis, or (ii) by order or judgment of any court in any jurisdiction, to obtain a license from a third party in order to use or sell Licensed Products or Licensed Processes under the Patent Rights, the Earned Royalty payable under Section 4.1 shall be reduced by [***] the royalty payable to such third party; provided, however, in no event shall the Earned Royalty be reduced to less than [***] percent ([***]%) of Net Sales.

4.11 Company will pay Licensor a fee of [***] percent ([***]%) of all revenue received from granting of sublicenses to sublicensees, excluding amounts paid by sublicensee to Company directly relating to (a) any issuance of debt or equity securities of the Company; (b) the research and development of the Technology or dedicated to establish a marketing and sales force for sales of the Technology; (c) Net Sales of Licensed Products; and/or (iv) in exchange for goods and/or services relating to a Licensed Product having a Fair Market Value equivalent to the amount received by the Company (the “Sublicense Fee”). For instance, the Company would not owe the Licensor a Sublicense Fee based on royalties it receives from a sublicensee for Net Sales of Licensed Products, other than those described in Section 4.4.

ARTICLE 5 - REPORTS AND RECORDS

5.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor by way of royalty as aforesaid. Said books of account shall be kept at the Company’s principal place of business and the supporting data shall be open up to once per year upon reasonable notice to the Company, for three- (3) years following the end of the calendar year to which they pertain, for inspection by Licensor’s internal audit division and/or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company’s royalty statement or compliance in other respects with this Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of [***] percent ([***]%) and [***] Dollars ($[***]) for any twelve- (12) month period the Company shall reimburse Licensor for the cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by Section 5.4 of this Agreement. Notwithstanding the foregoing, all payments required under this Article 5 shall be due within thirty- (30) days of the date Licensor provides the Company notice of the payment due.

5.2 Within sixty- (60) days from the end of each quarter of each calendar year, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

5.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates;

5.2.3 Deductions applicable in computed Net Sales, if any;

5.2.4 Total Earned Royalties due based on Net Sales by or for the Company or its Affiliates or any sublicensee;

5.2.5 Names and addresses of all sublicensees and Affiliates of the Company;

5.2.6 On an annual basis, the Company’s year-end financial statements.

5.3 With each such quarterly report submitted, the Company shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall indicate so in writing.

5.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%).

5.5 The Company agrees to forward to Licensor annually a copy of any report, which is in substance similar to the report required by this Article 5, received from any sublicensee and other documents received from any sublicensee as Licensor may reasonably request, as may be pertinent to an accounting of royalties.

5.6 On a semi-annual basis, the Company shall provide Licensor with a report detailing the clinical progress of Licensed Products that have been made since the previous such report and steps that are being taken to further develop and commercialize Licensed Products.

5.7 Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 5 until the termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that Licensor take reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1 Following the Effective Date, at the Company’s expense and providing Licensor has received the Patent Fee, the Company shall diligently prosecute and maintain the Patent Rights set forth in Exhibit A hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications which may be required. The Company agrees to keep Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and take into account Licensor’s comments and requests with respect thereto. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2 The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights. Prior to any such abandonment, the Company shall give Licensor at least sixty- (60) days notice and a reasonable opportunity to take over prosecution of such patent or patent application. In such event, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such patent or patent obligation under its own control and at its expense in which case the license to Company to such patent or patent application in such jurisdiction will terminate. The Company agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable Licensor to obtain and retain sole ownership and control of such patents or patent applications.

6.3 Licensor hereby authorizes the Company (a) to include in any NDA for a Licensed Product, as the Company may deem appropriate under the Federal Food, Drug and Cosmetic Act (the “Act”), a list of patents included among the Licensed Patents that relate to such Licensed Product and such other information as the Company in its reasonable discretion believes is appropriate to be filed pursuant to the Act; (b) to commence suit for any infringement of the Licensed Patents under §271(e) of Title 35 of the United States Code occasioned by the submission by a third party of an IND, an Abbreviated New Drug Application (as that term is defined in the Act ) for a Licensed Product pursuant to §505(j) of the Act or an NDA for a Licensed Product pursuant to §505(b)(2) of the Act; and (c) to exercise any rights that may be exercisable by Licensor as patent owner under the Act to apply for an extension of the term of any patent included among the Licensed Patents. In the event that applicable law in any other country of the Territory hereafter provides for the extension of the term of any patent included among the Licensed Patents in such country, upon request by and at the expense of the Licensee, the Licensor shall use commercially reasonable efforts to obtain such extension or, in lieu thereof, shall authorize the Company or, if requested by the Company or its sublicensees to apply for such extension, in consultation with Licensor.

6.4 Licensor, at the Company’s expense, agrees to reasonably cooperate with the Company or its sublicensees, as applicable, in the exercise of the authorization granted herein or which may be granted pursuant to this Article 6 and will execute such documents and take such additional actions as the Company may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a proper party in any suit for infringement brought by the Company under Section 6.2 and/or Section 6.3 above.

ARTICLE 7 - TERMINATION

7.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this Agreement shall automatically terminate.

7.2 Upon any material breach or default of this Agreement by the Company, other than as set forth in Section 7.1 above, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety- (90) days prior written notice to the Company. Subject to Article 8, such termination shall become effective immediately upon notice from the Company following such ninety- (90) day period unless the Company shall have cured any such breach or default prior to the expiration of the ninety- (90) day period referred to above. If a dispute regarding termination is addressed according to Article 8, this Agreement shall remain in full force and effect until such dispute is settled in a manner that is not further appealable or not appealed provided however, that Company fulfills all rights and obligations to Licensor under this Agreement that are not in dispute.

7.3 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights, for any reason or no reason, by giving thirty- (30) days notice thereof in writing to Licensor.

7.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 4, 5, 8, 10, 13, and 15. The Company and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed twelve- (12) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that the Company shall pay or cause to be paid to Licensor the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

7.5 If not terminated sooner, this Agreement shall terminate, on a country by country basis, on the date of the last to expire claim contained in the Patent Rights (the “Term”), at which time the Company will have an irrevocable, paid up, royalty-free license under the Patent Rights to make, have made, use, have used, sell and have sold Licensed Products.

ARTICLE 8 - DISPUTE RESOLUTION

8.1 The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to payments required under this Agreement between representatives who have authority to settle the controversy within thirty- (30) days of one party notifying the second party of such dispute in writing.

8.2 If the matter pertaining to payments has not been resolved by negotiation within thirty- (30) days, the parties shall attempt in good faith to settle the dispute by mediation under the then-current rules of the American Arbitration Association (“AAA”). The neutral third party will be selected from the panel of neutrals of the AAA in accordance with the selection process of the AAA.

8.3 If the matter has not been resolved by mediation within ninety- (90) days of the initiation of such procedure, or if either party does not participate in mediation in good faith, the dispute shall be settled by arbitration before a tribunal of three arbitrators in a location mutually agreeable to both parties in accordance with the rules of the AAA. Licensor shall select one- (1) arbitrator, the Company shall select one- (1) arbitrator, and the third arbitrator shall be selected by mutual agreement of the first two- (2) arbitrators.

8.4 Any claim, dispute, or controversy that does not concern payments, including concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.5 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder or any other issue not subject to arbitration, the arbitrators shall, to the extent possible, resolve all issues other than such issues including validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither Party shall raise any issue concerning the validity, enforceability, and/or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

8.6 The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Any court of competent jurisdiction may enter judgment on the arbitration award.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1 The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

9.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, Licensor hereby agrees that the Company may join Licensor as a party in any such suit (and will join at the Company’s request), provided that the Company pays all of Licensor’s reasonable out-of-pocket expenses. The Company shall indemnify and hold Licensor harmless against any costs, expenses or liability that may be found or assessed against Licensor in any such suit other than resulting from Licensor’s negligence or willful misconduct. Any recovery of damages pursuant to this Section 9.2 shall be retained entirely by the Company and allocated pursuant to Section 9.4 below.

9.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to Section 9.2 above. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, Licensor shall have the right, but not the obligation to do so at its sole expense.

9.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit. The balance remaining from any such recovery shall be treated as royalties received by the Company from sublicensees and shared by Licensor and the Company in accordance with Section 4.1.1.

9.5 If within six- (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the eobligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Company may, for such purposes, join the Licensor as a party plaintiff. The total cost of any such infringement action commenced solely by Licensor shall be borne by Licensor and Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

9.6 In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 10 - LIMITATION OF LIABILITY, INDEMNITY

10.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

10.2 Nothing in this Agreement should be construed as:

10.2.1 A warranty or representation by Licensor as to the validity or scope of any Patent Rights;

10.2.2 A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

10.2.3 A requirement that Licensor shall file any patent application, secure any patent, or maintain any patent, including without limitation any Licensed Patents, in force.

10.3 The Company agrees to defend, indemnify and hold Licensor harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly: (a) out of use by the Company or its transferees of inventions licensed or information furnished under this Agreement or (b) out of any use, sale or other disposition by the Company or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not the result of Licensor’s negligence or willful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sub-licensee providing for the indemnification of Licensor as provided in this Article. The Licensor agrees to defend, indemnify and hold Company harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly out of a negligent or willful act of Licensor including pertaining to clinical evaluations of Licensed Compounds, Processes and Products.

ARTICLE 11 - ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company’s assets or business and/or pursuant to any reorganization qualifying under Section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company.

ARTICLE 12 - PAYMENT OF FEES AND EXPENSES

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.

ARTICLE 13 - USE OF NAMES AND PUBLICATION

13.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided, however, that Licensor acknowledges and agrees that the Company may use the names of Licensor in various documents used by the Company for capital raising and financing without such prior written consent where the use of such names may be required by law.

13.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever.

13.3 In the event that Licensor desires to publish or disclose, by written, oral or other presentation, Patent Rights, Know-how, or any material information related thereto then Licensor shall notify the Company in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty- (60) days prior to any speech, lecture or other oral presentation and at least ninety- (90) days before any written or other publication or disclosure. The Licensor shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Licensor, no later than thirty- (30) days following the receipt of such notice, delay such presentation, publication or disclosure for up to an additional sixty- (60) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, Licensor shall arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor. If the Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure.

ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

Notices or other Communications:

CCF Innovations
9500 Euclid Avenue / Mailcode D20
Cleveland, Ohio 44195
Attn: Licensing Coordinator
Tel: 216-444-5757
Fax: 216-445-6515
E-mail: arasr@ccf.org (Dr. Rahul Aras)

For technical/scientific issues, with a copy to:

Taolin Yi, Ph.D. / Mailcode NB40

For legal issues, with a copy to:

Office of General Counsel / Mailcode H18

For use of name and/or publicity issues, with a copy to:

Chief Communications Officer / Mailcode H18

Payments:

The Cleveland Clinic Foundation
Attention: CCF Innovations (Agreement No. 02190-001)
P.O. Lockbox 931532
Cleveland, OH 44193

Licensor’s Federal Tax Identification Number: 34-0714585.

In the case of the Company:

Greenwich Therapeutics, Inc.
787 Seventh Avenue
48th Floor
New York, NY 10019
Attn: President and CEO
Tel: (212) 554 4381
Fax: (212) 554 4490

ARTICLE 15 - CONFIDENTIALITY

Any proprietary or confidential information relating to the Patent Rights (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the “Confidential Information.” The Company and Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of five- (5) years after the termination or expiration date of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

(i) The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same;

(ii) Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company;

(iii) Is independently developed by the Company as demonstrated by written evidence without reference to information disclosed to the Company by Licensor;

(iv) Is disclosed pursuant to the prior written approval of Licensor; or

(v) Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to Licensor and Licensor has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

ARTICLE 16 - INSURANCE

16.1 At such time as any product, process, service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company or sublicensee, Company shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than [***] Dollars ($[***]) per incident and naming the Licensor as additional insureds. Such comprehensive general liability insurance shall provide product liability coverage for Company’s indemnification under this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [***] Dollars ($[***]) annual aggregate) such self-insurance program must be acceptable to Licensor. Such insurance will be considered primary as to any other valid and collectible insurance, but only as to acts of the named insured. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification under this Agreement.

16.2 Company shall provide Licensor with written evidence of such insurance upon request of the Licensor. Company shall provide the Licensor with written notice at least sixty- (60) days prior to the cancellation or non-renewal of such insurance; if Company does not obtain replacement insurance providing commercially reasonable coverage within such sixty- (60) day period, the Licensor shall have the right to terminate this Agreement effective at the end of such sixty- (60) day period without notice or any additional waiting periods.

16.3 Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Company or by a sublicensee, and (ii) a commercially reasonable period thereafter.

ARTICLE 17 - MISCELLANEOUS PROVISIONS

17.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of laws.

17.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

17.3 The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

17.4 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

17.6 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.7 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

17.8 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

17.9 Each party hereto shall be excused from any breach of this Agreement that is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

ARTICLE 18 - REPRESENTATIONS AND WARRANTIES OF LICENSOR

As of the Effective Date of this Agreement, Licensor represents and warrants that to its knowledge and belief:

(i) Licensor has all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, and irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever;

(ii) Licensor has not issued any licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims limiting Licensor’s rights or the rights of the Company under this Agreement or which may reasonably lead to a claim of infringement or invalidity regarding, any part or all of the Patent Rights or Know How or their use;

(iii) None of the Patent Rights, Licensed Products or Licensed Processes infringes or conflicts in any material respect with, and the Licensor has not received any notice of infringement of, or conflict with, any license, patent, or other intellectual property right of any third party and, to the knowledge of the Licensor. There is no claim pending, filed or threatened against Licensor, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use;

(iv) The US and foreign patent applications and patents itemized on Exhibit A set forth all of the patents and patent applications owned by or licensed by Licensor as of the Effective Date claiming the Technology in the Field of Use; and

(v) Licensor has provided Company with copies of all documents reflecting support or funding for all or part of the research leading to Patent Rights and Know How, and has listed all funding agencies on Exhibit B.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

THE CLEVELAND CLINIC FOUNDATION (LICENSOR):

By: ______________________________   Date: __________, 2005
Name: Michael P. O’Boyle
Title: Chief Financial Officer

GREENWICH PHARMACEUITICALS, INC.

By: ______________________________   Date: __________, 2005

Name: ______________________________

Title: ______________________________

Acknowledged (not signatories):

By: ______________________________   Date: __________, 2005
Name: Derek Raghavan, M.D., Ph.D.
Title: Chairman and Director, Cleveland Clinic Taussig Cancer Center

By: ______________________________   Date: __________, 2005
Name: Paul DiCorleto, Ph.D.
Title: Chairman, Lerner Research Institute

By: ______________________________   Date: __________, 2005
Name: Taolin Yi, Ph.D.
Title: Staff Scientist

EXHIBIT A

Serial Number	Title	Pub. Date
[***]	[***]	[***]

EXHIBIT B

Funding Sources:

The following National Institute of Health grants to Taolin Yi, Ph.D. have funded the development of the Technology:

1. R01 CA79891 (Principal Investigator: Taolin Yi, Ph.D.);

2. R01 GM58893 (Principal Investigator: Taolin Yi, Ph.D.);

3. R01 CA096636 (Principal Investigator: Taolin Yi, Ph.D.); and

4. R01 CA102481 (Principal Investigator: Taolin Yi, Ph.D.)